Exhibit 99.1

JGWPT Holdings Inc. Reports Third Quarter Financial Results

RADNOR, Pa.—(BUSINESS WIRE)— JGWPT Holdings Inc. (“JGWPT” or the “Company”) (NYSE:JGW), a leading purchaser of structured settlement payments, annuity payments, lottery payments and other receivables, today reports its financial results for the third quarter of 2013. David Miller, Chief Executive Officer, said, “The Company’s results for the third quarter are in line with our expectations that were outlined in the November 8, 2013 prospectus for our initial public offering.” The following are highlights from the third quarter results as well as an update on subsequent events that have occurred (see reconciliation of net income to adjusted net income — a non-GAAP measure):

•                  Total receivables balance (“TRB”) of purchases was $299.3 million, as compared to $282.8 million in the third quarter of 2012, representing a 5.8% increase

•                  Revenues were $103.1 million, a decrease of 4.8% from revenues of $108.3 million in the third quarter of 2012 due primarily to an increased interest rate environment

•                  Adjusted Net Income was $1.4 million, as compared to $19.8 million in the third quarter of 2012 which was driven by additional interest expense on the term loan as well as the increased interest rate environment and increases in other expenses (see reconciliation of net income to adjusted net income — a non-GAAP measure)

•                  Net (loss) income attributable to J.G. Wentworth, LLC was $(0.9) million, as compared to $21.2 million in the third quarter of 2012

•                  The Company completed its initial public offering in November 2013, raising gross proceeds of $157.0 million (including the proceeds from the exercise of the underwriters’ overallotment option)

•                  The Company repaid $123.0 million on its term loan in December reducing the outstanding balance to $449.5 million and entered into an amendment reducing the interest rate payable on the term loan by approximately 200 basis points. These changes are expected to result in annual savings of approximately $20 million

•                  The Company completed its 2013-3 securitization in October

Mr. Miller said, “We are pleased with the business performance in the third quarter and with the progress we have made in completing the initial public offering and improving our capital structure.” John Schwab, Chief Financial Officer said, “The third quarter profitability was impacted by the interest expense associated with our term loan. As a result of paying down a portion of the term loan and lowering the interest rate, we have reduced interest costs going forward.”

Conference Call and Webcast

Management will host a webcast to discuss the third quarter 2013 financial results today at 1:00 PM Eastern time. The webcast will include remarks from Chief Executive Officer, David Miller, and Chief Financial Officer, John Schwab. A webcast of the conference call will be available live on the Investor Relations section of the Company’s website (http://event.on24.com/r.htm?e=732704&s=1&k=BB61F48E85E8053EDA413512A06DC26D). Interested parties unable to access the conference call via the webcast may dial (877) 201-0168, and reference conference ID 26423959. A playback of the call is available until March 1, 2014 at (855) 859-2056 with conference ID 26423959.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in the forward-looking statements. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: our ability to continue to purchase structured settlement payments and other assets; our ability to complete future securitizations on beneficial terms; availability of or increases in the cost of our financing sources relative to our purchase discount rate; our dependence on the opinions of certain rating agencies; our dependence on the effectiveness of our direct response marketing; the compression of the yield spread between the price we pay for and the price at which we sell assets; changes in tax or accounting policies applicable to our business; the lack of an established market for the subordinated interest in the receivables that we retain after a securitization is executed; our exposure to underwriting risk; our ability to remain in compliance with the terms of our substantial indebtedness; changes in existing state laws governing the transfer of structured settlement payments or the interpretation thereof; the insolvency of a material number of structured settlement holders; any change in current tax law relating to the tax treatment of structured settlements; changes to statutory, licensing and regulatory regimes; the impact of the Consumer Financial Protection Bureau and any regulations it issues; adverse judicial developments; potential litigation and regulatory proceedings; unfavorable press reports about our business model; our access to personally identifiable confidential information of current and prospective customers and the improper use or failure to protect that information; the public disclosure of the identities of structured settlement holders; our business model being susceptible to litigation; our dependence on a small number of key personnel; our ability to successfully enter new lines of business and broaden the scope of our business; changes in our expectations regarding the likelihood, timing or terms of any potential acquisitions described herein; our computer systems being subject to security and privacy breaches; and infringement of our trademarks or service marks.

Consideration should also be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on November 8, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About JGWPT Holdings Inc.

JGWPT focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market leading and highly recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we have purchased over $9.4 billion of future structured settlement payment streams from our customers.

For more information about JGWPT, visit www.jgwpt.com or use the contact information provided below.

Condensed Consolidated Balance Sheet

J.G. Wentworth LLC and Subsidiaries

	December 31,	September 30,
	2012	2013
		(Unaudited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$103,137	$39,355
Restricted cash and investments	112,878	107,995
VIE finance receivables, at fair market value (1)	3,586,465	3,861,612
Other finance receivables, at fair market value	28,723	27,281
VIE finance receivables, net of allowance for losses of $3,717 and $5,348, respectively (1)	128,737	117,963
Other finance receivables, net of allowance for losses of $933 and $2,035, respectively	21,616	15,542
Notes receivable, at fair market value (1)	8,074	6,238
Note receivable due from affiliate	5,243	—
Other receivables, net of allowance for losses of $276 and $251, respectively	13,146	14,269
Fixed assets, net of accumulated depreciation of $3,128 and $4,514, respectively	6,321	7,319
Intangible assets, net of accumulated amortization of $14,257 and $16,899, respectively	51,277	48,760
Goodwill	84,993	84,993
Marketable securities	131,114	132,613
Deferred tax assets, net	2,455	1,777
Other assets	14,418	31,350
Total assets	$4,298,597	$4,497,067

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$8,630	$7,639
Accrued expenses	12,440	18,776
Accrued interest	11,687	13,158
VIE derivative liabilities, at fair market value	121,498	81,125
VIE borrowings under revolving credit facilities and other similar borrowings	27,380	49,168
VIE long-term debt	162,799	154,020
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	3,437,861
Term loan payable	142,441	556,422
Other liabilities	8,199	8,289
Installment obligations payable	131,114	132,613
Total liabilities	$3,855,779	$4,459,071
Member’s capital	$442,818	$37,996
Total liabilities and member’s capital	$4,298,597	$4,497,067

(1) Pledged as collateral to credit and long-term debt facilities

Statement of Operations - Unaudited

J.G. Wentworth LLC and Subsidiaries

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2012	2013	2012	2013
	(Dollars in thousands)		(Unaudited)
REVENUES
Interest income	$43,166	$45,710	$132,515	$126,293
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives	57,726	50,226	188,621	214,068
Gain (loss) on swap termination, net	(831)	525	(457)	351
Servicing, broker, and other fees	2,516	1,156	7,580	3,691
Other	124	(4)	384	(57)
Realized loss on notes receivable, at fair market value	—	—	—	(1,862)
Realized and unrealized gains on marketable securities, net	5,579	5,525	12,549	10,523
Total revenue	$108,280	$103,138	$341,192	$353,007

EXPENSES
Advertising	$18,463	$17,862	$56,232	$51,665
Interest expense	39,374	54,005	118,932	139,974
Compensation and benefits	10,643	9,100	32,674	32,494
General and administrative	3,370	4,519	10,565	14,881
Professional and consulting	3,286	4,807	10,936	13,906
Debt issuance	2,345	2,583	5,968	5,655
Securitization debt maintenance	1,497	1,543	3,736	4,526
Provision for losses on finance receivables	341	1,690	1,887	4,374
Depreciation and amortization	1,603	1,467	4,735	4,231
Installment obligations expense, net	6,400	6,301	15,018	12,820
Total expenses	$87,322	$103,877	$260,683	$284,526
Income (loss) before taxes	$20,958	$(739)	$80,509	$68,481
Provision (benefit) for income taxes	(269)	146	(353)	1,301
Net income (loss)	21,227	(885)	80,862	67,180
Less noncontrolling interest in earnings (loss) of affiliate	$(4)	$—	$2,731	$—
Net income (loss) attributable to J.G. Wentworth, LLC	$21,231	$(885)	$78,131	$67,180

ANI Bridge - Unaudited

J.G. Wentworth LLC and Subsidiaries

Reconciliation of Net Income to Adjusted Net Income

We use Adjusted Net Income (a non-GAAP financial measure) as a measure of our results from operations, which we define as our net income under U.S. GAAP before certain non-cash compensation expenses, certain other expenses, provision for or benefit from income taxes and the amounts related to the consolidation of the securitization and permanent financing trusts we use to finance our business. We use Adjusted Net Income to measure our overall performance because we believe it represents the best measure of our operating performance, as the operations of the variable interest entities and other excluded items do not impact business performance. You should not consider Adjusted Net Income in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, our presentation of Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

A reconciliation of Net Income to Adjusted Net Income for the three months ended and nine months ended September 30, 2013 is provided below.

	Three Month Period Ended		Nine Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2013	2012	2013
	(dollars in thousands)		(dollars in thousands)
Net income (loss) attributable to J.G. Wentworth, LLC	$21,231	$(885)	$78,131	$67,180
Adjustments to reflect deconsolidation of securitizations:
Elimination of unrealized gain (loss) on finance receivables, long-term debt and derivatives from post securitization due to changes in interest rates	(5,415)	(1,752)	(33,074)	(48,413)
Elimination of interest income from securitized finance receivables	(36,740)	(40,846)	(112,364)	(110,596)
Interest income on retained interests in finance receivables	5,006	4,716	12,070	13,844
Servicing income on securitized finance receivables	1,507	1,388	4,607	4,245
Elimination of interest expense on long-term debt related to securitization and permanent financing trusts	30,707	35,508	94,990	93,463
Professional fees relating to securitizations	1,466	1,611	3,704	4,635
Other adjustments:			—	—
Share based compensation	570	441	1,841	1,512
Income tax (benefit)/ provision	(269)	146	(353)	1,301
Severance, M & A and consulting expenses	1,777	1,072	3,012	4,396
Other non-recurring expenses	—	—	—	3,883
Adjusted Net Income	$19,840	$1,399	$52,564	$35,450

Other Data:
Securitized Product Total Receivables Balance (TRB) Purchases (1)	$235,863	$254,376	$678,944	$731,976
Other TRB Purchases (2)	$46,964	$44,950	$111,888	$132,567
Total TRB Purchases	$282,827	$299,326	$790,832	$864,543
Adjusted Net Income	$19,840	$1,399	$52,564	$35,450
Adjusted Net Income Margin (3)	7.01%	0.47%	6.65%	4.10%

	December 31,	September 30,
	2012	2013
	(in thousands)
Company retained interest in finance receivables, net at fair market value	$184,094	$239,769

(1) Securitized product TRB purchases includes purchases during the period of assets that will be securitized (guaranteed structured settlements, annuities, and lottery payment streams)

(2) Other TRB Purchases includes the receivables purchased from life contingent structured settlements and the purchase price of pre-settlement fundings during the period

(3) Adjusted Net Income Margin is adjusted net income divided by Total TRB Purchases during the period

Contacts

Investor Relations:
866-386-3853
investor@jgwpt.com
or
Media Inquiries:
866-386-3853
media@jgwpt.com
or
Makovsky for JGWPT Holdings, Inc.
Michael Goodwin, 212-508-9639
mgoodwin@makovsky.com

Source: JGWPT Holdings Inc.